NJR Contacts:
Roberto Bel, Vice President, Treasurer & Investor Relations	732-938-1049
Dennis Puma, Director, Investor Relations & Treasury Services	732-938-1229
Mark Aydin, Manager, Investor Relations	732-938-1228

November 13, 2019

SUMMARY OF BASE RATE CASE SETTLEMENT ORDER
A Fair and Reasonable Resolution

At its regularly scheduled meeting, the New Jersey Board of Public Utilities (BPU) today approved a $62.2 million base rate increase for New Jersey Natural Gas Company (NJNG or the Company), the principal subsidiary of New Jersey Resources Corporation (NJR). New base rates will be effective on November 15, 2019.

BACKGROUND

NJNG filed a base rate case in March 2019, which it was required to do no later than November 2019, as mandated in the settlement of its prior base rate case in 2015.

Based upon its final update, NJNG supported an increase of $134 million reflecting the Company’s actual test year. In addition to the NJ RISE and SAFE II infrastructure programs, the Company also has a growing rate base investment from continued customer growth and general system renewal and expansion since receiving its last base rate increase in 2016.

KEY PROVISIONS

The rate case settlement (the “Settlement”) contains several important components including:

●	A 28% increase in rate base to $1.765 billion from $1.374 billion
●	An overall rate of return of 6.95% calculated as follows:

	Ratios	Cost Rate	Weighted Cost Rate
Long-term Debt	46.0%	3.83%	1.76%
Common Equity	54.0%	9.60%	5.19%
Total	100.0%		6.95%

An agreed upon Return on Equity (ROE) is 9.60% with a 54.0% equity ratio. This compares with the 9.75% ROE with a 52.5% equity ratio in NJNG’s last base rate case in 2015.
●	A 16% increase the in composite depreciation rate to 2.78% from 2.4%

●	Southern Reliability Link (SRL)

Due to the ongoing construction and expected timeline for the SRL project, NJNG withdrew its request for a Phase 2 proceeding. NJNG will seek to recover the associated costs of the project in a future rate proceeding.

The SRL project is a 30-mile pipeline designed to support improved system safety, reliability and resiliency in Monmouth, Ocean and Burlington counties. SRL was approved by the BPU in March 2016 and found to be reasonably necessary for the service, convenience or welfare of the public.

REVENUE INCREASE DETAILS

The following components support the revenue increase in the Settlement:

($ millions, except as noted)
Rate Base	$1,765
Rate of Return	6.95%
Income Requirement	$122.59
Pro-Forma Income	78.14
Operating Income Deficiency	$44.45
Revenue Factor	1.3995
Revenue Requirement	$62.20

RECONCILIATION

The primary differences between the Company's original request and the increase granted are as follows:

($ millions)	Amount
AMOUNT REQUESTED - March 2019		$128.22

UPDATES
Rate Base/Cost of Debt Updates	(4.10)
Operating Income Updates	10.19	6.09
SUPPORTED AMOUNT AFTER UPDATES - September 2019		$134.31

SETTLEMENT RECONCILIATION
Reduction in Rate Base/WACC	(25.49)
Operating Income Adjustments	(46.62)	(72.11)

SETTLEMENT AMOUNT		$62.20

Depreciation	(9.90)
Other Adjustments	(1.30)	(11.20)
Pre-Tax Increase		51.00
Income Tax		(14.30)
Annualized NFE Increase		$36.70

COMPARISON OF PREVIOUS NJNG BASE RATE CASES

Listed below is a comparison of the major financial aspects of NJNG’s last three base rate cases:

($ millions, except as noted)	November 2019 Order	September 2016 Order	October 2008 Order
Rate Base	$1,764	$1,374	$943
Common Equity Component	54.0%	52.5%	51.3%
Return on Equity	9.60%	9.75%	10.3%
Depreciation Rate	2.78%	2.40%	2.34%
Filing Date	March 2019	November 2015	November 2007

FORWARD LOOKING STATEMENTS

This investor fact sheet contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions and beliefs or that the effect of future developments on NJR will be those anticipated by management. Forward-looking statements in this investor fact sheet include, but are not limited to, certain statements regarding NJR’s base rate case, future base rate cases, infrastructure programs and investments.

Additional information and factors that could cause actual results to differ materially from NJR’s expectations are contained in NJR’s filings with the U.S. Securities and Exchange Commission (SEC), including NJR’s Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s web site, http:.//www.sec.gov. Information included in this investor fact sheet is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR's results of operations and financial condition in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

ABOUT NEW JERSEY RESOURCES

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

●	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,500 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex and Burlington counties.

●	NJR Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of 250 megawatts, providing residential and commercial customers with low-carbon solutions.

●	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

●	NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through Leaf River Energy Center, 50% equity ownership in the Steckman Ridge natural gas storage facility, as well as its 20% equity interest in the PennEast Pipeline Project.

●

NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its more than 1,100 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:

Visit www.njresources.com.
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